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                                                                    EXHIBIT 99.1

        GROUP 1 AUTOMOTIVE TO ACQUIRE FOUR DEALERSHIP GROUPS

        WILL ENTER TWO NEW MARKETS AND BOOST ANNUALIZED REVENUES TO $1.3 BILLION

        HOUSTON, Dec. 18/PRNewswire/ --Group 1 Automotive, Inc. (NYSE:GPI - news) announced today that it has signed definitive agreements to acquire four automotive dealership groups with aggregate 1996 revenues of over $470 million and retail unit sales of 19,000 cars and trucks. These acquisitions include 19 dealership franchises in five markets and, upon completion, will bring Group 1's annualized revenue run rate to approximately $1.3 billion, representing 57,000 retail car and truck sales.

        These Acquisitions include the Carroll Automotive Group with three Ford dealerships located in Fort Lauderdale, Fla., Miami and Atlanta; the Maxwell Automotive Group, with one Chrysler, Plymouth dealership and one Chrysler, Plymouth and Subaru dealership in Austin, Texas, and one Chrysler, Plymouth, Jeep, Eagle and Dodge dealership in Taylor, Texas, located near Austin; Elgin Ford, also located near Austin; and an automall in Beaumont, Texas, that houses Mercedes- Benz, Dodge, Nissan, Volvo and Buick franchises.

        The consideration for the four separate transactions is approximately $36 million cash and 2,190,000 shares of Group 1 common stock. Upon completion of the acquisitions, expected during the first quarter of 1998, Group 1 will own 48 dealership franchises and nine collision service centers located in Texas, Oklahoma, Florida and Georgia. The acquisitions are subject to customary closing conditions, including approval of various manufacturers and the completion of due diligence.

        Fort Lauderdale-based Carroll Automotive Group is among the Top 100 dealer groups in terms of revenues in the United States, according to Automotive News. Jim Carroll, chairman, and his management team will execute long-term employment contracts and retain their current duties. Carroll has 30 years of experience in automotive retailing. "We looked at many if not all of the alternatives available for the future of our company," Carroll said. "We felt that our merger with Group 1 was the best decision for the owners, our families, our employees and our customers. Group 1's premier dealer groups coupled with a management team with proven consolidation and financial expertise make them the 'dealers' choice' for us."

        Austin-based Maxwell Automotive Group will strengthen Group 1's current market position and provide important brand diversity. Nyle Maxwell, president, and his management team will execute long-term employment contracts and continue in their current positions. Maxwell has 15 years of experience in automotive retailing. "The Group 1 association allows me to continue to expand in the Austin market by utilizing Group 1's expertise and access to the public capital markets," said Maxwell. "It is the best of all worlds for us because it lets me continue to provide growth opportunities for our employees while allowing me to focus my efforts on what I do best -- running competitive, customer-oriented dealerships."





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         The Elgin Ford dealership and the automall in Beaumont will augment the company's current operations and will be run by existing local management.

         B. B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer, said, "We are very excited about these acquisitions, our first since completing our initial public offering in October 1997. With these acquisitions we improve our brand diversity, gain geographic diversity, establish platforms in three new, fast-growing markets -- Atlanta, Fort Lauderdale and Miami -- and enhance our market position in the Austin and Beaumont markets.

         "Our new partners from the Maxwell and Carroll Groups complement and strengthen our management team and will provide tremendous insight into their local markets," Hollingsworth continued. "We are also pleased to have Nyle, Jim and their associates as significant new shareholders of Group 1."

         Hollingsworth noted that the Ford dealership near Austin and the Beaumont group of franchises represent Group 1's first "tuck-in" acquisitions -- smaller dealerships that offer brand diversity, enhanced economies of scale and a greater breadth of products and services in existing markets. "These two tuck-in acquisitions meet our criteria since they will allow us to realize further economies of scale and deliver additional operating leverage," Hollingsworth stated.

         Group 1 was founded to become a leading operator and consolidator in the highly fragmented automotive retailing industry and completed its initial public offering in October 1997. Following the completion of the pending acquisitions, Group 1 will own 48 dealership franchises comprised of 24 different brands, and nine collision service centers located in Texas, Oklahoma, Florida and Georgia. Through these dealerships, the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts.

         This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors not under the company's control which may cause the actual results, performance or achievement of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks and factors include, but are not limited to, those disclosed in the company's October 29, 1997 Prospectus filed with the Securities and Exchange Commission.





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